Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2014 Financial Results

South San Francisco, Calif. — March 3, 2015 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2014.

For the fourth quarter of 2014, Rigel reported a net loss of $22.3 million, or $0.25 per share, compared to a net loss of $16.9 million, or $0.19 per share, in the fourth quarter of 2013. Weighted average shares outstanding for the fourth quarters of 2014 and 2013 were 87.8 million and 87.4 million, respectively.

Contract revenues from collaborations of $8.3 million and $5.8 million in the fourth quarters of 2014 and 2013, respectively, were comprised of non-refundable payments earned from AstraZeneca AB (AZ) as a result of its continued development of R256 in asthma.

Rigel reported total costs and expenses of $30.6 million in the fourth quarter of 2014, compared to $22.7 million in the fourth quarter of 2013. The increase in costs and expenses was primarily due to a charge related to the loss on executing a sublease during the quarter, as well as an increase in stock-based compensation expense and severance costs related to the retirement of Rigel’s former chief executive officer, partially offset by the decrease in research and development costs.  The loss on the sublease is determined based on the present value of the excess of Rigel’s future remaining payments to its landlord through January 2018 associated with the applicable subleased space over its contractual sublease income from its subtenant over the term of the sublease agreement Rigel executed in December 2014. The research and development costs in the fourth quarter of 2013 were comprised of certain non-recurring development costs related to the transfer of fostamatinib raw materials from AZ.  Research and development costs decreased in 2014 due to the completion of a Phase 2 clinical study with R348 in dry eye and the discontinuation of a Phase 1 clinical study with R118, Rigel’s indirect AMPK activator program.

For the year ended December 31, 2014, Rigel reported contract revenues from collaborations of $8.3 million and a net loss of $90.9 million, or $1.04 per basic and diluted share, compared to contract revenues from collaborations of $7.2 million and a net loss of $89.0 million, or $1.02 per basic and diluted share, in 2013.  Contract revenues from collaborations in 2014 and 2013 included $8.3 million and $5.8 million, respectively, of non-refundable payments earned from AZ, and a non-refundable payment of $1.4 million in 2013 from Daiichi Sankyo related to their investigational new drug application filing for an oncology compound.

As of December 31, 2014, Rigel had cash, cash equivalents and short-term investments of $143.2 million, compared to $212.0 million as of December 31, 2013.  In December 2014, Rigel entered into an agreement with an unrelated third party to sublease a portion of Rigel’s research and office space under which it expects to receive over $14.0 million of sublease income and reimbursement from the subtenant’s share of facilities operating expenses through January 2018. Rigel expects to end 2015 with cash and investments in excess of $100.0 million, which is expected to be sufficient to fund operations into the first quarter of 2017.

In January 2015, Rigel issued a press release providing an overview of its product pipeline and near term clinical study plans. The fostamatinib Phase 3 clinical program for the treatment of immune thrombocytopenic purpura (ITP), called fostamatinib for immune thrombocytopenia (FIT), is actively enrolling patients in the United States and Europe.  The program consists of two identical studies that together will include more than 90 sites and 150 patients.  Rigel expects to separately report top line results of the studies with the first study reporting in the first quarter of 2016 and the other study in the second quarter of 2016. Additionally, in February 2015, Rigel announced the collaboration agreement with Bristol-Myers Squibb (BMS) for the discovery, development and commercialization of cancer immunotherapies based on Rigel’s extensive portfolio of small molecule transforming growth factor (TGF) beta receptor kinase inhibitors. BMS will pay $30.0 million upfront and Rigel will be eligible to receive development and regulatory milestones that could total more than $309.0 million for a successful compound approved in multiple indications.

“The upfront payment of $30.0 million we expect to receive from the recently executed BMS deal will extend our current runway into the first quarter of 2017,” said Raul R. Rodriguez, president and chief executive officer of Rigel. “We are on track to meet our financial goal of having at least twelve months of cash following the first readout of our ITP Phase 3 clinical studies, which is expected in the first quarter of 2016,” he added.

About Rigel

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, immuno-oncology related diseases, and muscle disorders. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. Rigel currently has the following product candidates in development: fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for ITP and has initiated a Phase 2 clinical trial for IgA nephropathy (IgAN); R348, a topical JAK/SYK inhibitor, in a Phase 2 clinical trial for dry eye in ocular graft-versus-host disease (GvHD); two oncology product candidates in Phase 1 development with partners BerGenBio AG and Daiichi; and two preclinical programs with partners AZ for R256 in asthma and BMS for TGF beta inhibitors in immuno-oncology.

This release contains forward-looking statements relating to, among other things, updates on Rigel’s product pipeline and development programs, the timing and expected results of its clinical programs, partnerships, the timing and amount of income and reimbursements under its sublease agreement and other financial information, including Rigel’s expected cash runway.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.
Phone: 650.430.3777
Email: susan@rivily.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)

Contract revenues from collaborations	$8,250	$5,750	$8,250	$7,150

Costs and expenses:
Research and development (see Note A)	14,613	18,046	67,696	75,328
General and administrative (see Note A)	6,703	4,648	22,501	19,612
Loss on sublease	9,302	—	9,302	—
Restructuring charges (see Note A)	—	—	—	1,679
Total costs and expenses	30,618	22,694	99,499	96,619
Loss from operations	(22,368)	(16,944)	(91,249)	(89,469)
Interest income	44	83	243	426
Gain on disposal of assets	52	—	98	16
Net loss	$(22,272)	$(16,861)	$(90,908)	$(89,027)

Net loss per share, basic and diluted	$(0.25)	$(0.19)	$(1.04)	$(1.02)

Weighted-average shares used in computing net loss per share, basic and diluted	87,793	87,430	87,662	87,288

Note A

Stock-based compensation expense included in:
Research and development	$1,020	$870	$4,674	$3,930
General and administrative	2,191	693	5,113	2,997
Restructuring charges	—	—	—	239
	$3,211	$1,563	$9,787	$7,166

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2014	2013

Cash, cash equivalents and short-term investments	$143,159	$211,975
Total assets	154,135	226,058
Stockholders’ equity	128,246	208,251